Exhibit 10.11

PPD Diamonds	Rental Contract Ofer House

Unprotected Rental Contract

Drafted and signed in Jerusalem on March 14, 2000

- between -

PPD Diamonds Ltd. (Private Company 51-168196-7)

Whose address for the purposes of this contract is

C/O Mold and Moldevsky

3 Jabotinsky St. Ramat Gan

(hereinafter – the “Lessor”)

Of the first part

- and –

Gamida Cell Ltd. (Private Company 512601204)

Whose address for the purposes of this contract is

24 Kanfei Nesharim St., Jerusalem

(hereinafter – the “Lessee”)

Of the second part

Whereas:
The Lessor owns the rights to register as a lessee for a capitalized lease in a building that is under construction at 5 Nachum Hefzadi Street, Givat Shaul Gimmel, Jerusalem, known as part of Parcels 57 and 61 in Bloc 30260, Plot No. 5 according to Detailed Plan No. 4286 (hereinafter – “the Plot”), constituting a light industry building, for commerce and offices and known as Ofer House (hereinafter – “the Building”), while by the Building the Lessor intends to build an additional building for a similar purpose, and

Whereas:
The Lessor is also the sole possessor and holder of rights of possession and use of a unit in the Building, on the first story facing south-northwest to a gross area of approximately 1,100 m2 (all areas including the share of the shared property), and in accordance with the area marked in red in the attached diagram (hereinafter – the “Diagram”) marked with the letter A and constituting an integral part of this Contract and a right to use 10 parking spaces in an underground parking lot (hereinafter – “the Leasehold”), and

Whereas:	The Lessee wishes to rent the Leasehold by rental that is not protected under the Tenant Protection Law (Consolidated Version) 5732-1972 (hereinafter – the “Law”) or any other law, and

Whereas:	The Lessor wishes to rent out the Leasehold by rental that is not protected under the Tenant Protection Law (Consolidated Version) 5732-1972 or any other law,

It has therefore been declared, agreed and stipulated between the parties as follows:-

1.	The preamble and appendices and titles of the sections:

1.1	The preamble to this Contract constitutes an integral part hereof.

1.2	The appendices to this Contract constitute an integral part hereof and their provisions will be considered as part of the provisions hereof.

1.3	The titles of the sections of the Contract serve for convenience only and will not be used for interpretation of the content of the sections.

2.	Declarations of the parties:

2.1
The Lessor hereby declares that it possesses and has the right to lease the Leasehold and that it is allowed to rent out the Leasehold to a lessee and that there is no impediment of any type and/or kind to renting out the Leasehold to the Lessee.

2.2
The Lessee hereby declares that it has inspected and seen the Leasehold and that after the inspection has found the Leasehold to be suitable for its needs and purposes and that it waives any argument of defect, choice or unsuitability with respect to the Leasehold, the location and identification of the Leasehold and it consents to accept the Leasehold.

3.	The engagement and its period:

3.1	The rental period

The Lessor hereby lets the Leasehold to the Lessee and the Lessee hereby rents the Leasehold from the Lessor for a rental period that will start on June 15, 2000 and will end on June 14, 2005 (hereinafter – the “Original Rental Period”).

3.2	Reduction of the rental period

3.2.1
The Lessee declares that it is aware that the length of the rental period is one of the fundamental conditions of this Contract and therefore the Lessee will not be allowed to shorten the rental period without the prior written consent of the Lessor. If the Lessee leaves the Leasehold before the end of the rental period for any reason without the consent of the Lessor, the Lessee will have to continue to pay the Lessor the full rent for the Leasehold in accordance with the provisions of this Contract, until the end of the rental period.

3.2.2
The provisions of this section will also apply to the management fee that the Lessee will have to pay to the management company as set forth in this Contract below, and all other financial charges imposed thereupon hereunder.

3.2.3
Notwithstanding the foregoing, the Lessee has the right to find an alternative lessee under the same conditions, as long as the alternative lessee will be to the satisfaction of the Lessor and will provide reasonable sureties to the complete satisfaction of the Lessor. The Lessor will not decline an alternative lessee except on reasonable grounds.

3.2.4
Notwithstanding the statements in this Contract, the Lessee will be allowed by six months’ advance written notice to inform the Lessor that it wishes to leave the Leasehold before the end of the rental period. If the Lessee has given such a notice, this Contract will end once the said six months are over, as long as the Lessee has paid the full rent, the management fee and regular debts until that time and has left all adjustments to the Leasehold in the Leasehold and without being it entitled to any credit.

4.	Rent and additional payments

4.	Rent and additional payments [sic]

4.1	The rent in the Original Rental Period (not including management fee) and the payment date:

In consideration for the rental rights in the Original Rental Period and in consideration for all other obligations of the Lessor in accordance with the provisions of this Contract, not including management fees, the Lessee undertakes to pay the Lessor rent to the sums and at the rates set forth below:-

4.1.1	Rent for each month in the Original Rental Period will be to a sum equal in NIS to $12,250 per month (hereinafter – “the Rent”), plus statutory VAT.

4.1.2	It is agreed between the parties that the Rent will be linked to the representative U.S. dollar exchange rate known at the time of each individual payment.

4.1.3	In addition to the rent the Lessee will pay the Lessor value added tax at the statutory rate at the time of actual payment against receiving a duly issued tax invoice.

4.1.4	The rent for the Original Rental Period will be paid at the following times:

A.	At the time of executing the Contract, the Lessee will pay the Lessor rent for 3 months in advance to a sum equal in NIS to $36,750 plus statutory VAT.

B.
On June 15, 2000 or on the date on which it will receive possession of the Leasehold, whichever the earlier, the Lessee will pay the Lessor rent for 3 additional months in advance to a sum equal in NIS to $36,750, plus statutory VAT.

C.
The Lessee will pay the balance of the Rent during the original Rental Period plus statutory VAT to the Lessor in equal, consecutive quarterly payments on the 1st day of a Gregorian month to a sum equal in NIS to $36,750 for each installment plus statutory VAT from 3 months from the day of receipt of possession of the Leasehold.

4.1.5
The payment of the Rent or any other payment payable by the Lessor in accordance with this Contract, in full and on time, is a fundamental condition of this Contract and in the case of failure to make any payment on time, this will be considered as a fundamental breach of the Contract by the Lessee and will grant the Lessor all of the relief in accordance with this Contract and the law, including the right to claim eviction of the Lessee from the Leasehold immediately after the default in payment. A default of up to 14 days in executing any payment will not constitute a breach.

4.1.6
It is agreed between the parties that if any of the payments pursuant to this Contract is by check or note, the delivery of the check or note will not be considered as payment, and only actual cashing of the check or note at the time prescribed to that end in this Contract will be considered as timely payment of the rent or payment of another kind, as the case may be. The Lessor undertakes to deposit immediately any check or note for cashing thereof.

4.2	Taxes and mandatory payments

4.2.1
The Lessee will bear all taxes and mandatory payments applying to the possessor of the Leasehold for the actual rental period, including bearing payments of general municipal taxes, business tax, sign fee, electricity, telephone (including fixed usage fees) and all other regular and/or additional expenses that are intended for regular possession of the Leasehold. The Lessor declares that to the best of its knowledge there is no debt for the Leasehold that may prevent the Lessee from using the Leasehold pursuant to this Contract.

The Lessor will bear all taxes and mandatory payments applying to the owners of real estate properties.

4.2.2
The parties declare that they are aware that a management and services company is operating in the Building for provision of maintenance, operation, repair and upkeep services of the Building, its facilities and shared property, including gardening, lightening, air conditioning, operation of elevators, supply of water, guarding the Building and so on.

4.3	Execution of mandatory payment by the Lessor

4.3.1
If the Lessor does not pay on time any of the payments applying to it pursuant to the provisions of Section 4 of this Contract (including all subsections), the Lessor will be allowed after giving the Lessee an extension by written notice at least 30 days in advance to pay then any such payment instead of the Lessee and the Lessee will have to return any such payment to the Lessor upon the first demand of the Lessor.

For the removal of doubt, it is hereby clarified that the foregoing does not constitute any undertaking of the Lessor to pay any payment instead of or for the Lessee, without detracting from the right of the Lessee to dispute the charge.

4.3.2
If the Lessor has paid any payment instead of or for the Lessee, as set forth above, the Lessee will return to the Lessor any such payment immediately upon the demand of the Lessor, and the provisions of Section 9.2 of this Contract below will apply to any such payment.

5.	The rental conditions

5.1	Changes in the Leasehold

5.1.1
The Lessee will be allowed throughout the rental period to make internal modifications to the Leasehold as long as they do not damage the construction or systems of the Building (including air conditioning systems, plumbing, elevators, etc.), without a need for the consent of the Lessor.

5.1.2
The Lessor will not refuse to give the Lessee permission to plan the interior of the Leasehold as the Lessee sees fit and execute modifications to the Leasehold to that end (except for prohibited modifications as set forth).

5.1.3
If the Lessee breaches its said obligations, the Lessor will be allowed then to return the Leasehold forthwith to its previous condition at the expense of the Lessee as long as it has given the Lessee at last 21 days’ advance written warning.

5.1.4
The Lessee undertakes to execute the completions and/or modifications if any to the best of its ability and with care and without causing damage to the Leasehold and/or to the Building and while following the instructions of the management company if there are any with respect to the manner of execution of the works.

The Lessee will bear any damage and its consequences that will be sustained by the Leasehold or by the Building as a result of execution of the completions and/or as a result of making changes of the kind set forth in the Leasehold.

5.2	Signage and installation of telephone lines

5.2.1	The Lessee will be allowed to order and install at its own expense telephone lines in the Leasehold as it sees fit.

5.2.2
The Lessee will not be allowed to install on the outside area of the Leasehold any sign. Signs will be fixed only in the intended places, after receipt of the consent of the management company and the Lessor in advance and in writing, both with respect to the act of positioning the signage and the size and shape thereof. The Lessor will install in the corridor of the story containing the Leasehold and in each of the entrance halls of the Building a sign indicating the name of the Lessees and their whereabouts like signs that are currently located at the site at the expense of the Lessor.

5.3	Proper maintenance and inspection of the Leasehold

5.3.1
The Lessee hereby undertakes to safeguard the Leasehold and everything fixed therein by the Lessor and/or by it throughout the rental period and to keep the Leasehold and see to its proper maintenance.

5.3.2
Any breakage or damage except for reasonable wear that will be sustained by the Lessee, its employees, proxies or visitors, will be repaired within a reasonable time by and at the expense of the Lessee.

5.3.3
If the Lessee does not immediately repair the said damage and breakages, the Lessor will be allowed, after giving a 30 day written extension to the Lessee to repair the deficiencies, to repair them according to market prices, and the Lessee will bear all expenses of the repairs that the Lessor will execute according to the market price for executing the repairs.

5.3.4
The Lessee will have to pay the Lessor any payment pursuant to Paragraph 5.3.3 above within 7 days of the day on which the Lessor provides it with a bill for the said repairs and the provisions of Section 9.2 hereof will apply to any such payment.

5.3.5	Reserved.

5.3.6
The Lessor, its employees and proxies will also be allowed to enter the Leasehold at reasonable and after advance arrangement 3 months before the end of the rental period in order to show it to parties interested in purchasing or renting it.

5.3.7
The duty of the Lessor to arrange in advance the entry into the Leasehold as set forth above does not apply to an emergency such as a fire or flood in which it is necessary to enter the Leasehold immediately, and in such a case, the Lessor will provide the Lessee immediate notice of entry into the Leasehold.

5.3.8	The Lessor will repair at its own expense any breakage or damage that will be discovered in the Leasehold as a result of a deficiency in the Leasehold or reasonable wear within a reasonable time.

5.3.9	The provisions of this section will also apply, as appropriate, to repairs that the Lessor must execute pursuant to Section 5.3.8.

5.4	Prohibited modifications

5.4.1	The Lessee will be allowed to use the Leasehold only for offices, biotechnology industry laboratories, software and Internet and communication and not for any other purpose.

5.4.2	Without derogating from the provisions in Section 5.4.1 above, the Lessee will be prohibited from:-

A)	Performing in the Leasehold any mechanical work that generates noise or emits smoke, odors, pollution, etc., in excess of an acceptable level in an office and in laboratories.

B)
Using the Leasehold for uses that are prohibited by law. If the Lessee provides an alternative lessee in accordance with the provisions of Section 3.2.3 above, the alternative lessee will be allowed to use the Leasehold for any purpose that does not constitute a breach of the provisions of this section.

5.4.3
If the use according to the purpose of the rental requires a license as required by the Law, the Lessee undertakes to act to obtain such a license. The Lessee will assume any liability for running a business without a license in the Leasehold if a license is required. The Lessor will sign everything required of it as an owner in order to obtain the license.

5.5	Renovation of the Leasehold

5.5.1	The Lessor will provide the Lessee the Leasehold in accordance with an attached technical specification.

5.5.2
For the removal of doubt, it is hereby clarified that any renovation that will be conducted in the Leasehold (including a renovation that will be financed in part and/or in full by at the expense of the Lessee) will be the property of and owned by the Lessor alone and the Lessee will not be entitled to receive any compensation or indemnification for the renovation, and the Lessee will hand over to the Lessor the possession of the Leasehold upon the conclusion of the rental period with the property being clean and tidy and including all renovations and improvements that have been made in the property, except for movable property of the Lessor that may be removed without causing damage to the Leasehold.

5.5.3
For the removal of doubt, it is hereby clarified that the Lessee must fulfill all of its obligations pursuant to this Contract, even if the license and/or permits for using the Leasehold for the purposes of the rental will not be given to it, as long as the Leasehold has been made available to the Lessee intact and sound and connected to all common plumbing utilities, conforming to all planning and construction requirements. If an eviction order is issued against the Lessee by a competent authority for the use of the Leasehold being unsuitable for its use in accordance with the purpose hereunder, the Lessee will be entitled to bring this Contract to its conclusion and neither party will have any arguments against the other.

6.	Damage to a third party and insurance

6.1
The Kessor will bear no responsibility for any damage to the person or property of the Lessee, its employees, customers, visitors, invitees and any other third party including tenants adjoining the Leasehold, which will be sustained owing to and for the use of the Lessee or an agent thereof in the Leasehold, except for damage due to or in relation to a defect in the construction of the Leasehold or the operations of the Lessor or any agent thereof or the management company.

The Lessee undertakes to indemnify the Lessor for any sum that the Lessor will be required to pay as set forth above, if claimed, including any attendant expense, such as the cost of legal expenses, as long as the Lessee is given an opportunity to defend itself against any claim and it is paid only after a judgment has been handed down.

A.	Content

1.1
The Lessee undertakes to insure the content of the Leasehold, and without derogating from the entirety of the foregoing, the furniture, equipment, facilities and inventories therein, and any modification, improvement and renovation and additions to the Leasehold that have been and/or will be made in the Leasehold by the Lessee and/or for it, of any kind or type, at restoration value against loss or damage due to the risks of fire, explosion, earthquake, riots, strikes, malicious damage, storm, hurricane, flood, water damage and electricity damage, forced entry and robbery, aircraft impact, sonic boom and collision.

1.2	The Lessee undertakes to update the insurance amounts, from time to time, in order for them to reflect always the full value of the insured property as set forth in Section 1.1 above.

1.3
The Lessee undertakes at all times that the Policy that it will execute as set forth in Section 1.1 above or any other policy that it will execute will have an explicit condition whereby the insurer explicitly waives any right of subrogation towards the Lessor and the management company and/or the agents thereof. The waiver of subrogation as mentioned above will also apply to other lessees / tenants in the Building (as long as the insurance policy for the content of the tenants and lessees includes a waiver of right of subrogation clause towards all lessees and/or tenants of the Building) and/or all parties on behalf of the foregoing, on the condition that the damage has not been caused maliciously.

- The Lessee hereby exempts the Lessor and the management company, and any agents thereof, from any liability for loss or damage owing to which the Lessee is entitled or would be entitled to indemnification in accordance with the policy executed as set forth above.

B.	Employers and third parties

The Lessee undertakes to insure all of its activity in the Leasehold, by employers’ liability insurance and third party liability insurance, the limit of liability of the insurer for third party liability insurance being not less than a sum of $1,000,000 (one million dollars) per event.

The definition of the occupation in these policies will also include the words “the building owners and managers”.

The policies that will be issued by the Lessee as set forth in Sections (1) and (2) will be referred to hereinafter as “the Lessee Policies”.

C.	Indemnification of the Lessor

The Lessee hereby undertakes to expand the third party policy as set forth to indemnify the Lessor and the management company and/or their agents for their vicarious liability for the acts and/or omissions of the Lessee.

D.	Cross liability

In addition, the Lessee undertakes that any third party insurance executed by it pursuant to this Agreement will be subject to a “cross liability” clause whereby the insurance will be considered as having been executed separately for each of the individuals of the insured.

E.	Valid policies

The Lessee undertakes to fulfill all of the conditions of the policies of the Lessee and pay the policy fees on time.

F.	Confirmation of the insurer

The Lessee will present before the end of the Leasehold possession handover day or before the date of bringing properties into the Leasehold, whichever the earlier, to the Lessor, a confirmation from the insurance company that the Lessee has been issued the Lessee policies, as a precondition to receipt of possession of the Leasehold. The said confirmations will be produced each insurance year by the Lessee, without any need for a demand on the part of the Lessor. It is explicitly hereby agreed that the presentation of the confirmations as set forth or the presentation of the policies of the Lessee and inspection thereof by the Lessor or any agent thereof will not constitute confirmation that the policies of the Lessee or confirmations as set forth correspond with the statements in the insurance section, and this does not derogate from the responsibility of the Lessee pursuant to this Agreement.

G.	Cancellation of policies

It is agreed that the policies of the Lessee will include an explicit clause stating that the policies may not be cancelled until a notice of this in writing is delivered by registered mail to the Lessor at least 30 days in advance.

H.	Damage due to risks

The Lessee hereby declares that it will have no argument and/or claim against the Lessor or against the management company and/or the agents thereof for damage due to risks that the Lessee has undertaken to insure against as set forth in the sections above, and it exempts the Lessor and the management company and/or the agents thereof of any responsibility for the said damage, except damage that the Lessor or an agent thereof has caused maliciously.

This section is not intended to add to or detract from any other provision of this Contract.

The breach of this insurance section constitutes a fundamental breach of the Agreement.

6.2	If and to the extent that money is received from the insurance company for damage to the Leasehold or the shared property, the money will be used at the first stage for repairing the Leasehold.

6.3
The Lessor undertakes to insure the Building containing the Leasehold including the Leasehold by comprehensive insurance for the structure and full insurance for employers’ liability and third party liability for any damage either in the Leasehold or in the shared property or any person who is in the Leasehold or in the Building containing the Leasehold and any employee of the Lessor or any agent thereof. The Lessor undertakes to indemnify the Lessee for any payment that it will pay owing to damage that will be paid out of those set forth in this section as long as the Lessor is allowed to defend itself against any clam and will pay it only after a judgment is handed down. The Lessor hereby undertakes that it and its insurer and any person on its behalf will not have recourse to the Lessee or any insurer of the lessee or any person on behalf of the Lessee owing to any damage as set forth in this section and the Lessor explicitly hereby waives any such argument of claim or recourse.

7.	Vacating and renovation of the Leasehold

7.1	Vacating the Leasehold

Subject to the provisions of Section 3.2.3 above, the Lessee undertakes to vacate the Leasehold at the end of the rental period or the option period or in the case of the Contract being duly canceled before the end of the rental period and to return it to the Lessor free of any person or object in its condition as it received it when it first rented it, except for reasonable, ordinary wear and modifications made during the rental period.

7.2	Renovation of the Leasehold

At the time of returning the Leasehold by the Lessee to the Lessor, a check of the Leasehold will be made by the Lessor. If the Lessor believes that it is necessary to make a list of repairs that the Lessee must make in accordance with the provisions hereof, including repairs of damage and breakages and repairs related to restoration of the Leasehold to its previous state and condition, except for reasonable wear as a result of reasonable use of the property - the Lessee will bear these repairs.

In the case of differences of opinion between the Lessor and the Lessee, an agreed expert will determine and draft a list of repairs that the Lessee will be required to execute and in the absence of any agreement concerning the identity of the expert he will be appointed by the Head of the Engineers Association.

8.	General provisions

8.1	Management contract

8.1.1
The Lessor, whether by itself or through a management company, will provide the Building management services that will include the services as set forth in the appendix to this Contract. The management fees will be to a sum equal in NIS to $3,960 per month and will be paid at times that are identical to the payment dates of the rent, respectively.

8.1.2
The management fees are for common working hours. The Lessor is aware that the common working hours at the offices of the Lessee are 7:30 a.m. to 9 p.m. on workdays and 7:30 a.m. to 3 p.m. on the eve of religious holidays and Fridays. The Lessee, its employees and visitors will have access to the Building and to the Leasehold at all times.

The obligation of the Management Company will be considered as an obligation of the Lessor. The Lessor declares and undertakes that the Building will be maintained and operated at a high standard as common for office buildings in the high tech field, as long as the rights and duties of the Lessor pursuant to this Agreement will not change.

8.2	Transfer of rights to the Leasehold

8.2.1
The Lessor will be entitled at all times to transfer or pledge its rights pursuant to this Contract, and to transfer or pledge its rights to the Leasehold or to lease out and sell the Leasehold, on the condition that it informs the recipients of the rights or the buyer or the Lessee (as the case may be) of the existence of this rental contract and confirms to the Lessee in writing that their rights are subject to all the rights of the Lessee pursuant to this Agreement and the recipient of the rights or the buyer or the Lessee will assume all of the obligations of the Lessor pursuant to this rental contract. In such a case, the lessee will have no claims or arguments due to the transfer or sale of the rights or owing to the Leasehold being leased out by the Lessor.

8.2.2
The Lessee will not be allowed to transfer its rights pursuant to this Contract, in part or in full, and it will not be allowed to permit others to use the Leasehold, in part or in full, whether for consideration or without consideration, or sublet it, directly or indirectly, to any person or entity, subject to Section 3.2.3 above. Notwithstanding the provisions in this section, the Lessee will be allowed to rent out part of the office and the laboratories in the form of office services for a similar purpose as long as the said recipient of the services will sign an undertaking to vacate the Leasehold immediately upon the end of the Rental Period and to fulfill all of the obligations of the Lessee hereunder. The provisions in this section do not apply to the transfer of shares.

8.3	Non-applicability of the tenant protection laws

The Lessee hereby declares that it is aware that the Leasehold and the Building housing it are a new leasehold and building that have been built after 1968 to the effect that on the commencement day of the Tenant Protection Law (Miscellaneous Provisions) 5728-1968, the Leasehold will have no tenant that would be entitled to possess it, that no key money or other consideration has been paid or received with respect to the Leasehold or the rental relations formed pursuant to this contract except the Rent and therefore the provisions of the Tenant Protection Law (Consolidated Version), 5732-1972 or any other law replacing the said law or any other law intended to protect tenants will apply to this Contract and in no case will the Lessee be considered a protected tenant or will be entitled to payment of key money or other money when vacating the Leasehold and it will be required to vacate the Leasehold upon vacating and returning it to the Lessor free of any person and object, which it has placed or installed in the Leasehold.

9.	Breach of the Contract

9.1	Breach of the conditions of the Contract

9.1.1
In the case of a fundamental breach, the Lessor is entitled to cancel this contract and demand that Lessee vacate the Leasehold forthwith and restore its possession to the Lessor forthwith. Before cancellation of the Contract or taking any sanction, the Lessor will send the Lessee a written warning with respect to the breach and will allow the Lessee to rectify the breach within 45 days of the day of sending the letter.

9.1.2
The foregoing does not constitute infringement of any right of the Lessor to claim and receive enforcement of all of the provisions of this Contract, and in particular to claim and receive from the Lessee execution of all of the payments pursuant to this Contract on time and in full and to claim and receive from the Lessee in any case compensation for any damage that the Lessor will sustain as a result of breach of the Contract by the Lessee.

The statements in this section do not derogate from any right of the Lessee.

9.2	Default in payments

Without derogating from the generality of the provisions in Section 9.1 above, in any case in which the Lessee fails to pay to or return to the Lessor or the Lessor fails to pay or return to the Lessee any of the payments prescribed in this Contract in full and at the times of repayment prescribed in the Contract, each payment in default will bear maximum interest at the maximum rate that will be practiced by Bank Leumi le Israel Ltd. at that time, for a deviation in a credit facility approved for a customer, from the payment date stated in each of the provisions of this Contract until execution of the actual payment.

9.3	Failure to vacate the Leasehold on time

9.3.1
If the Lessee fails to vacate the Leasehold at the time at which it must vacate it according to any of the provisions of this Contract or the provisions of the law (hereinafter – the “Clearing Date”), in addition to all the remedies and relief conferred to the Lessor pursuant to the provisions hereof and the provisions of any statute, the Lessee will pay the Lessor, for each additional day that it will continue to possess the Leasehold, fixed, predetermined compensation without need to prove damage to a sum equal in NIS to $450 plus statutory VAT, without derogating from any other relief that is conferred to the Lessor pursuant to any statute and/or hereunder.

In addition the Lessee will have to continue to pay the full management fee for the entire additional period for which it will continue to possess the Leasehold.

9.3.2
For the removal of any doubt, it is hereby explicitly declared that the statements in this section do not constitute any waiver of the rights of the Lessor or consent to the Lessee making any default in vacating the Leasehold. Failure to vacate the Leasehold at the vacating time will be considered as a fundamental breach of the Contract and the Lessor will be allowed to enforce the vacating in any way available to it by law.

10.	The Lessee is given an option to extend the Original Rental Period by 5 years more subject to the following cumulative conditions:

A.	The Lessee has not committed a fundamental breach of the Contract.

B.
The Lessee has not given a notice to the Lessor at least 60 days before the end of the Original Rental Period that it wishes not to exercise the option, in which case the option will take effect automatically.

C.
The rent and the management fee for the option period will be to a sum equal in NIS to the Rent and the management fee in the Original Rental Period plus 5% and statutory VAT. The remaining conditions of the Rental Contract in the Original Rental Period including the payment conditions will apply to the Option Period, mutatis mutandis.

11.	Addresses of the parties

The addresses of the parties are as set forth in the preamble hereto.

Any notice that is sent by registered mail to the addresses as set forth in the preamble to this Contract will be considered as having been delivered to its destination 72 hours after posting at a post office in Israel.

In witness whereof the parties have put their hands hereunto

[/S/ PPD Diamonds Ltd.]	[/S/ Gamida Cell Ltd.]
The Lessor	The Lessee

Specification of management and maintenance services for the normal hours in the Building

The services provided by the central management company of the Building:

The agreed maintenance price will include the following services:

1.	Maintenance of the building structure.

2.	Maintenance of central systems in the Building, pumps, ventilation systems, etc.

3.
Maintenance of the central air conditioning system of the Building including terminal unit. Notwithstanding the foregoing, repair of an electric engine and a compression unit in the terminal unit will be borne by the Lessor.

4.
The supply of cold -and  hot water to the Leasehold and to the air conditioning systems, including servicing of system and covering the cost of energy in the ordinary activity hours, which will be determined by the custodian of the Building only.

5.	Full maintenance of the elevators of the Building.

6.	Maintenance of the water and sewer pipes in the Building and in the Leasehold.

7.	Maintenance of the electricity systems in the main lobby, story lobbies, shared and public areas, main stairs and emergency stairs up to the story electricity panels inclusive.

8.	The cost of the energy consumption in the shared use areas outside the story wings.

9.	Insurance of the entire structure, without its content.

Third party insurance of the shared areas outside the Leasehold.

10.	24 hour guard, information desk during activity hours only.

11.	Cleaning of the shared areas outside the story wing, including removal of waste from the Building.

12.	Servicing of firefighting systems and firefighting cupboards in the areas outside the story wing.

Special services inside the office area

Any  servicing of a fault or modification to air condition, electricity, water, plumbing, sanitary systems, toilets, ceilings, carpets in the Leasehold and any content of the office that is owned by the Lessor will only be done by the management company at the expense of the Lessee, at the direct cost price only, as presented to the Lessee.

The procedures for ordering work, approving it and accounting for it will be disseminated from time to time by the Management Company. The Lessor will deal by itself with the issue of telephones and communication in arrangement with the management company.

Notwithstanding the provisions in this section, the repair of compressors and electric motors in the air conditioning units in the area of the office will be attended to by and at the expense of the Lessor only.

[/S/ PPD Diamonds Ltd.]
The Lessor	The Lessee
K/9/Gamida

Addendum to rental agreement dated March 14, 2000 (hereinafter: the “Rental Agreement”)

Drafted and signed in Jerusalem on June 5, 2000

Between	PPD Diamonds Ltd.

And:	Gamida Cell Ltd.

Whereas	The Rental Agreement was signed between the parties; and

Whereas	The parties are interested in making a number of modifications to the Rental Agreement;

It has therefore been agreed between the parties as follows:

1.	In the second “whereas” in the Rental Agreement, the words: “facing south-northwest to a gross area of approximately 1,100 m2 (all areas including the share of the shared property)” will be deleted.

2.	The diagram attached to this Addendum will replace to all intents and purposes the diagram that was attached to the Rental Agreement and marked with the letter A.

3.
At the end of Section 3.2.1 of the Rental Agreement, the period is to be changed to a comma, and the following words added: “as long as the Leasehold has not been left for reasons depending on the Lessor”.

4.	Section 10.A of the Rental Agreement will be deleted.

5.
The provisions of Section 5.3 of the Rental Agreement will also apply mutatis mutandis to the amendments stated in Section 12 of the “management and maintenance services specification” that is an appendix to the Rental Agreement, including with respect to payment according to the market price of the repair only, and the possibility of the Lessee performing the repair if the repair is not done within a reasonable time by the management company.

6.	All of the other provisions of the Rental Agreement, will apply, despite the change in the Leasehold area, without any change, including with respect to the rent and the management fee.

In witness whereof the parties have put their hands hereunto:

[/S/ PPD Diamonds Ltd.]	[/S/ Gamida Cell Ltd.]
The Lessor	The Lessee

Appendix to rental agreement dated March 14, 2000

Drafted and signed in Jerusalem on May 31, 2010

Between	PPD Diamonds Ltd. (511681967)

A company duly registered in Israel

Whose address for the purpose of this Contract is 5 Nachum Hefzadi Street, Jerusalem

(hereinafter: the “Lessor”)	of the first part

And

Gamida Cell Ltd. (512601204)

Whose address for the purposes of this Contract in the Leasehold is

(hereinafter: the “Lessee”)	of the second part

Whereas:
The Lessee signed a rental agreement on March 14, 2000 (hereinafter: the “Original Agreement”) with respect to the Leasehold, constituting an area of 1,100 m2 as defined in the Original Agreement (hereinafter: “the Original Leasehold”); and the Lessee has extended the rental period in accordance with the option given thereto in the Original Agreement; and

Whereas:
On June 5, 2000, an addendum to the Original Agreement was signed (hereinafter – the “Addendum to the Original Agreement”) within which it was agreed between the parties that the area of the Leasehold would be 1,236 m2 gross, as set forth in the diagram attached to the Addendum to the Original Agreement and marked A (hereinafter: “The Leasehold”); and

Whereas:
The Lessor declares that from the time of the parties signing the Original Agreement until the time of the parties signing this Addendum, no planning changes applying to the Building have occurred and that the Leasehold may be used in accordance with the purpose of the rental, which is defined in Section 5.4.1 of the Original Agreement; and

Whereas:
The Lessee is interested in continuing to rent the Leasehold from the Lessor and the Lessor is interested in letting the Leasehold to the Lessee as above and subject to the provisions and conditions of this Appendix;

It has therefore been stipulated and agreed between the parties as follows:

1)	The preamble to this Appendix constitutes an integral part hereof and is one of its primary provisions.

2)	This Appendix constitutes an integral part of the Original Agreement and is one of its primary provisions and will be referred to hereinafter as “Appendix A”.

3)	The rental period according to this Appendix is 5 years, from July 1, 2010 to June 30, 2015 (hereinafter: the “Extended Rental Period”).

4)
The rent in the Extended Rental Period will be a sum equal in NIS to sixteen thousand three hundred seventy seven U.S. dollars ($16,377) plus statutory VAT. The management fee in the Extended Rental Period will be to a sum in NIS equal to four thousand six hundred thirty five U.S. dollars ($4,635).

5)
The rent and the management fee will be paid together in equal, consecutive quarterly installments on the 1st day of each Gregorian month, from July 1, 2010 to the end of the Extended Rental Period, by dollar bank transfer.

6)

A.
The Lessee is hereby given an option to extend the Extended Rental Period by 5 years more, from July 1, 2015 to June 30, 2020 (hereinafter: the “Option Period”). The option conditions will be identical in nature and period to the option conditions given with respect to the Leasehold in the Original Agreement, mutatis mutandis.

B.
The rent and the management fee in the Option Period will be to a sum equal in NIS to the rent and the management fee in the Extended Rental Period plus 5% and statutory VAT. The remaining conditions of this appendix including the payment conditions will apply to the Option Period, mutatis mutandis.

7)
On April 14, 2010, the Lessee will deposit with the Lessor a sum equal in NIS to $63,036 plus statutory VAT, for three (3) months of rent and management fee. This sum will be used as a deposit for payment of rent and management fee for the three months to the end of the rental period or option. If the option is realized, the Lessee will pay an addition of 5% plus statutory VAT for this deposit.

8)	The parties agree to make a number of changes in the Original Agreement, as follows:

(A)
In Section 5.5.3 of the Original Agreement, after the words “for the purposes of the rental” the following words will be added: “unless the licenses and/or the permits are not given to the Lessee as a result of an act and/or omission of the Lessor”.

(B)	At the end of Section 7.1 to the Original Agreement, the words: “subject to the provisions of Section 5.5 above” will be added.

9)
The provisions of the Original Agreement will apply mutatis mutandis: in any case of contradiction between the provisions of the Original Agreement and this Appendix A, the provisions of Appendix A will apply.

In witness whereof the parties have put their hands hereunto:

[/S/ PPD Diamonds Ltd.]	[/S/ Gamida Cell Ltd.]
The Lessor	The Lessee